SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule TO

(Amendment No. 3)
(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934.

Homestore, Inc.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Options Under:

Homestore.com, Inc. 1999 Stock Incentive Plan
Move.com, Inc. 2000 Stock Incentive Plan
1997 Stock Incentive Plan of Cendant Corporation
Cendant Corporation Move.com Group 1999 Stock Option Plan
The Hessel 2000 Stock Option Plan
Homewrite Incorporated 2000 Equity Incentive Plan
Springstreet 1997 Stock Option Plan
to Purchase Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

437852 10 6

(CUSIP Number of Class of Securities)

W. Michael Long

Chief Executive Officer
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
(805) 557-2300
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

Walter S. Lowry

Senior Vice President, General Counsel and Secretary
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362
(805) 557-2300

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

$886,514	$82**

*	Calculated solely for the purpose of determining the amount of filing fee. This amount assumes that options to purchase 4,953,282 shares of common stock of Homestore, Inc., having an aggregate value of $886,514 as of July 17, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals .000092 of the transaction valuation.

**	Previously paid.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$82.00	Filing Party:	Homestore, Inc.
Form or Registration No.:	Schedule TO, File No. 5-58289	Date Filed:	July 26, 2002

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    ☐ third-party tender offer subject to Rule 14d-1.

    ☒ issuer tender offer subject to Rule 13e-4.

    ☐ going-private transaction subject to Rule 13e-3.

    ☐ amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing fee is a final amendment reporting the results of the tender offer:     ☐

Item 12. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT (A)(11)

      This Amendment No. 3 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed by Homestore, Inc. (the “Company” or “Homestore”) with the Securities and Exchange Commission on July 26, 2002 (the “Schedule TO”). The Company hereby amends and supplements the Schedule TO to add a new exhibit (a)(11).

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Item 12.     Exhibits

(a)(1)	Offer to Exchange, dated July 26, 2002.*
(a)(2)	Form of Letter of Transmittal.*
(a)(3)	Form of Letter to Eligible Option Holders.*
(a)(4)	Form of Letter to Eligible Option Holders to be Included with Letter of Transmittal.*
(a)(5)	The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 3, 2002 (incorporated herein by reference).*
(a)(6)	The Company’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 14, 2002 (incorporated herein by reference).*
(a)(7)	Form of Written Confirmation to Option Holders Electing to Participate in the Offer to Exchange.*
(a)(8)	The Company’s definitive proxy statement for its May 22, 2002 annual meeting of shareholders (File No. 000-26659) filed with the Securities and Exchange Commission on April 26, 2002 (incorporated herein by reference).
(a)(9)	Addendum Setting Forth Canadian Tax Implications to be Sent to Canadian Employees.*
(a)(10)	Email Communication Reminding Employees of Offer Expiration Date.*
(a)(11)	Email Sent to All Eligible Participants Extending Expiration Date of Tender Offer.
(b)	Not applicable.
(d)(1)	The Company’s 1999 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.18 of the Form S-1 (File No. 333-79689) filed with the Securities and Exchange Commission on May 28, 1999).
(d)(2)	The Company’s 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.04 of the Form S-8 (File No. 333-89172) filed with the Securities and Exchange Commission on May 24, 2002).
(g)	Not applicable.
(h)	Not applicable.

* Previously filed.

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SIGNATURES

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

Date: August 23, 2002

HOMESTORE, INC.

By:	/s/ LEWIS R. BELOTE, III

Name: Lewis R. Belote, III
Title: Chief Financial Officer
and Assistant Secretary

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INDEX TO EXHIBITS

Exhibit
Number

(a)(1)	Offer to Exchange, dated July 26, 2002.*
(a)(2)	Form of Letter of Transmittal.*
(a)(3)	Form of Letter to Eligible Option Holders.*
(a)(4)	Form of Letter to Eligible Option Holders to be Included with Letter of Transmittal.*
(a)(5)	The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 3, 2002 (incorporated herein by reference).*
(a)(6)	The Company’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 14, 2002 (incorporated herein by reference).*
(a)(7)	Form of Written Confirmation to Option Holders Electing to Participate in the Offer to Exchange.*
(a)(8)	The Company’s definitive proxy statement for its May 22, 2002 annual meeting of shareholders (File No. 000-26659) filed with the Securities and Exchange Commission on April 26, 2002 (incorporated herein by reference).
(a)(9)	Addendum Setting Forth Canadian Tax Implications to be Sent to Canadian Employees.*
(a)(10)	Email Communication Reminding Employees of Offer Expiration Date.*
(a)(11)	Email Sent to All Eligible Participants Extending Expiration Date of Tender Offer.
(b)	Not applicable.
(d)(1)	The Company’s 1999 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.18 of the Form S-1 (File No. 333-79689) filed with the Securities and Exchange Commission on May 28, 1999).*
(d)(2)	The Company’s 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit 4.04 of the Form S-8 (File No. 333-89172) filed with the Securities and Exchange Commission on May 24, 2002).
(g)	Not applicable.
(h)	Not applicable.

* Previously filed.

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